 Exhibit 99.1

External Investor Relations Contact: Christine Petraglia PCG Advisory Group (646) 731-9817 christine@pcgadvisory.com	Company, Investor Relations &Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis, Inc. Reports Second Quarter 2016 Financial Results

CUPERTINO, Calif. – August 11, 2016 – Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and six months ended June 30, 2016.

“Pricing during the quarter improved compared to the same period last year, and gross profit for the first half of 2016 improved significantly over the first half of 2015 based upon favorable pricing on inputs and finished products as well as a grant from the California Energy Commission,” said Eric McAfee, Chairman and CEO of Aemetis, Inc. “We expect to implement Edeniq’s cellulosic ethanol technology at our Keyes plant in the first quarter of 2017, which we believe will substantially improve cash flow by increasing the number of gallons of ethanol and distillers oil produced at our plant, as well as generating valuable D3 biofuel RINs when the EPA approves Edeniq’s company registration,” added McAfee.

Aemetis is working to close the acquisition of Edeniq in the third quarter.

Today, Aemetis will host an earnings review call at 10:00 am Pacific (PT).

Live Participant Dial In (Toll Free): 877-407-8133
Live Participant Dial In (International): 201-689-8040

For details on the call, visit: http://www.aemetis.com/investors/conference-call/.

Financial Results for the Three Months Ended June 30, 2016

Revenues were $33.1 million for the second quarter of 2016, compared to $38.1 million for the second quarter of 2015. The decline in revenue was primarily attributable to decreases in ethanol and wet distiller’s grain volumes. Gross margin for the second quarter of 2016 was $1.9 million, the same as the gross margin of $1.9 million during the second quarter of 2015.

Selling, general and administrative expenses were $2.9 million in the second quarter of 2016, compared to $3.1 million in the second quarter of 2015. The decrease in selling, general and administrative expenses was driven by lower spending in the areas of salaries and stock compensation compared to the same period of the prior year.

Operating loss was $1.1 million for the second quarter of 2016, compared to an operating loss of $1.3 million for the same period in 2015.

Net loss was $5.0 million for the second quarter of 2016, compared to a net loss of $6.3 million for the second quarter of 2015.

We continue to experience good operational results from our North America ethanol business with gross margins at 7.5% of segment revenues. Our largest contributor to the net loss is interest expense of $4.4 million. We continue to search for lower cost capital through a combination of debt refinancing as well as escrow releases from the first EB-5 financing.

The fundamental health and improvement in our operating North America business is reflected in Adjusted EBITDA for the second quarter of 2016, which increased to $960 thousand compared to Adjusted EBITDA of $208 thousand for the same period in 2015.

Cash at the end of the second quarter of 2016 was $591 thousand compared to $283 thousand at the end of the fourth quarter of 2015.

Financial Results for the Six Months Ended June 30, 2016

Revenues were $66.4 million for the first half of 2016, compared to $72.8 million for the first half of 2015. Decrease in ethanol and wet distiller’s grain volumes in the first half of 2016 compared to the first half of 2015 resulted in revenue decline for the first 6 months of 2016. Gross profit for the first half of 2016 was $4.0 million, a significant increase from $1.7 million during the first half of 2015. During this period, gross profit growth was attributable to ethanol pricing improving slightly in addition to the receipt of sorghum grant funds from the California Energy Commission.

Selling, general and administrative expenses were $5.9 million during the first half of 2016, compared to $6.8 million during the first half of 2015. The decrease in selling, general and administrative expenses was primarily attributable to decreases in both salaries and stock compensation and professional fees during the first half of 2016.

Operating loss decreased to $2.1 million for the first half of 2016, compared to operating loss of $5.3 million for the same period in 2015.

Net loss of $10.1 million for the first half of 2016 decreased in comparison to a net loss of $14.9 million during the first half of 2015.

Our largest contributor to the net loss is interest expense during the first half of 2016 of $8.5 million, compared to $9.2 million during the first half of 2015 due to the lower cost of EB-5 funds, at a 3% interest, in the capitalization structure.

The fundamental health and improvement in our operating North America business is reflected in Adjusted EBITDA for the first half of 2016, which was $1.2 million, an improvement of $3.6 million compared to Adjusted EBITDA loss of $2.5 million for the same period in 2015.

During the first half of 2016, we signed two licensing technology agreements related to the upgrade of the Keyes plant to produce cellulosic ethanol.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of second-generation ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in California’s Central Valley, near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India, the US and Europe. Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, the consummation and anticipated timing for completion of the Edeniq acquisition, approval from the EPA on generating higher value advanced D3 biofuel RINs, the impact of the Edeniq acquisition on our margin growth and our expectations for growth in the overall ethanol market. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, completion of our acquisition of Edeniq, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	For the three months ended June 30		For the six months ended June 30
(in thousands, except per share)	2016	2015	2016	2015
Revenues	$33,059	$38,067	$66,385	$72,793
Cost of goods sold	31,115	36,118	62,355	71,072
Gross profit	1,944	1,949	4,030	1,721

Research and development expenses	106	104	203	213
Selling, general and administrative expenses	2,902	3,148	5,901	6,782
Operating income/(loss)	(1,064)	(1,303)	(2,074)	(5,274)

Interest rate expense	(2,955)	(2,485)	(5,633)	(5,031)
Amortization expense	(1,489)	(2,405)	(2,844)	(4,128)
Loss on debt extinguishment	-	-	-	(330)
Loss on impairment of goodwill and intangible assets	-	-	-	-
Other income/(expense)	525	(94)	461	(161)

Income/(loss) before income taxes	(4,983)	(6,287)	(10,090)	(14,924)

Income tax expense	-	-	(6)	(6)

Net income/(loss)	$(4,983)	$(6,287)	(10,096)	(14,930)

Net Income/(loss) per common share*
Basic	$(0.25)	$(0.32)	$(0.51)	$(0.74)
Diluted	$(0.25)	$(0.32)	$(0.51)	$(0.74)

Weighted average shares outstanding*
Basic	19,741	19,590	19,695	20,090
Diluted	19,741	19,590	19,695	20,090

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$591	$283
Accounts receivable	684	1,166
Inventories	3,070	4,804
Prepaid expenses and Other current assets	3,164	1,749
Total current assets	7,509	8,002

Property, plant and equipment, Net	68,524	70,718
Goodwill, Intangibles and Other assets	4,424	4,421
Total assets	$80,457	$83,141

Liabilities and stockholders' equity/(deficit)
Current liabilities:
Accounts payable	6,903	10,183
Current portion of long term debt, notes and working capital	4,815	5,607
Short term borrowings	9,945	6,340
Mandatorily redeemable Series B convertible preferred stock	2,792	2,742
Other current liabilities	5,248	4,425
Total current liabilities	29,703	29,297

Long term liabilities
Senior secured notes	67,277	60,925
EB-5 notes	22,500	22,500
Long term subordinated debt	5,598	5,523
Other long term liabilities	146	190
Stockholders' deficit	(44,767)	(35,294)

Total liabilities and stockholders' equity/(deficit)	$80,457	$83,141

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/ (LOSS)
(unaudited, in thousands)
	For the three months ended June 30		For the six months ended June 30
	2016	2015	2016	2015
Net income/(loss)	$(4,983)	$(6,287)	$(10,096)	$(14,930)
Adjustments:
Interest rate expense	2,955	2,485	5,633	5,031
Amortization expense	1,489	2,405	2,844	4,128
Loss on debt extinguishment	-	-	-	330
Income tax expense	-	-	6	6
Intangibles and other amortization expense	31	32	63	64
Depreciation expense	1,184	1,193	2,353	2,388
Share-based compensation	284	380	401	533
Total adjustments	5,943	6,495	11,300	12,480
Adjusted EBITDA	$960	$208	$1,204	$(2,450)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	For the three months ended June 30		For the six months ended June 30
	2016	2015	2016	2015
Ethanol
Gallons Sold (in millions)	13.4	14.2	26.3	28.4
Average Sales Price/Gallon	$1.83	$1.78	$1.74	$1.73

WDG
Tons Sold (in thousands)	92.4	93.5	180.1	187.2
Average Sales Price/Ton	$72	$82	$71	$86

Biodiesel
Metric tons sold (in thousands)	1.2	3.6	7.9	4.4
Average Sales Price/Metric ton	$672	$802	$664	$836

Refined Glycerin
Metric tons sold (in thousands)	0.4	1.6	1.8	2.7
Average Sales Price/Metric ton	$621	$661	$579	$668